EXHIBIT 99.1

Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. APPOINTS MAURO GREGORIO

TO ITS BOARD OF DIRECTORS

DALLAS, TX (November 2, 2021) – Eagle Materials Inc. (NYSE: EXP) announced today that it has appointed Mauro Gregorio to its Board of Directors. Mr. Gregorio is the President of Performance Materials and Coatings at Dow. With annual sales of $9 Billion, this business provides innovative solutions to global markets in infrastructure and transportation as well as other segments. Mr. Gregorio also has executive oversight for Dow’s business in the Latin America Region.

Mr. Gregorio has a 35-year track-record of increasing responsibility and achievement at Dow, and externally he has been recognized as #1 on the Empower Top 100 Ethnic Minority Senior Business Leader Role Models list for 2020.

Eagle Materials Board Chair Mike Nicolais commented, “Eagle Materials has a strong board with a diverse mix of backgrounds, capabilities and experiences, and today our Board is even stronger with the addition of Mauro. I could not be more delighted that Mauro is joining us. His insights and perspective will be invaluable as Eagle continues on its path of dynamic growth and achievement.”

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Portland Cement, Gypsum Wallboard, Recycled Paperboard and Concrete and Aggregates from more than 70 facilities across the US. Eagle’s corporate headquarters is in Dallas, Texas.